                                                                     Exhibit 2.1
                           eMerge Interactive, Inc.


                         Securities Purchase Agreement


                                October 27, 1999

                               Table of Contents
                               -----------------

                                                                           Page
                                                                           ----
SECTION 1.   Purchase and Sale of Securities..............................   1

       1.1   Sale and Issuance of Securities..............................   1
       1.2   Closing......................................................   2

SECTION 2.   Representations and Warranties of the Company to Investor....   2

       2.1   Organization and Standing; Certificate and Bylaws............   3
       2.2   Power and Authority..........................................   3
       2.3   Subsidiaries.................................................   3
       2.4   Capitalization...............................................   3
       2.5   Authorization; Enforceability................................   4
       2.6   Valid Issuance of Securities.................................   4
       2.7   Offering.....................................................   5
       2.8   Title to Properties; Liens and Encumbrances..................   5
       2.9   Intellectual Property........................................   5
       2.10  Material Contracts and Other Commitments.....................   6
       2.11  Litigation...................................................   6
       2.12  Taxes........................................................   7
       2.13  Insurance....................................................   7
       2.14  Employee Benefit Plans.......................................   7
       2.15  Proprietary Information Agreements...........................   7
       2.16  Registration Rights and Voting...............................   8
       2.17  Consents.....................................................   8
       2.18  Environmental and Safety Laws................................   8
       2.19  Related Party Transactions...................................   8
       2.20  Broker's and Finders' Fees...................................   9
       2.21  Compliance with Other Instruments............................   9
       2.22  Financial Statements.........................................   9
       2.23  Permits......................................................   9
       2.24  Year 2000 Compliance.........................................   9
       2.25  Employees....................................................  10
       2.26  Changes......................................................  10
       2.27  Undisclosed Liabilities......................................  11
       2.28  Certain Indebtedness.........................................  11
       2.29  Corporate Documents..........................................  12
       2.30  Disclosure...................................................  12

SECTION 3.   Representations and Warranties of JTL to Investor............  12

       3.1   Power and Authority..........................................  12
       3.2   Capitalization...............................................  12
       3.3   Authorization; Enforceability................................  12

       3.4   Accuracy of Representations and Warranties.................  12
       3.5   Broker's and Finders' Fees.................................  13
       3.6   Organization and Standing..................................  13

SECTION 4.   Representations and Warranties of Investor.................  13

       4.1   Investment Experience......................................  13
       4.2   Investment.................................................  13
       4.3   Rule 144...................................................  13
       4.4   Access to Information......................................  13
       4.5   Authorization; Enforceability..............................  13
       4.6   Broker's and Finders' Fees.................................  14
       4.7   Non-Limitation.............................................  14
       4.8   Legends....................................................  14
       4.9   Residence..................................................  14

SECTION 5.   Conditions of Investor's Obligations at Closing............  14

       5.1   Opinion of the Company's Counsel...........................  14
       5.2   Registration Rights Agreement..............................  14
       5.3   Stockholder Agreement......................................  15
       5.4   HSR Approvals..............................................  15
       5.5   Opinion of JTL's Counsel...................................  15

SECTION 6.   Conditions of Sellers' Obligations at Closing..............  15

       6.1   Note.......................................................  15
       6.2   Pledge Agreement...........................................  15
       6.3   HSR Approvals..............................................  15
       6.4   Registration Rights Agreement..............................  15
       6.5   Stockholder Agreement......................................  15
       6.6   Opinion of Investor's Counsel .............................  15

SECTION 7.   Certain Covenants..........................................  16

       7.1   Conduct Pending Closing....................................  16
       7.2   Approvals..................................................  16
       7.3   Registration of Securities.................................  16
       7.4   Indemnification By Sellers.................................  17
       7.5   Indemnification by Investor................................  17
       7.6   Securities Laws Compliance.................................  17
       7.7   Proprietary Information Agreements.........................  17
       7.8   Reservation of Shares......................................  17
       7.9   Books and Records..........................................  18
       7.10  Use of Proceeds............................................  18
       7.11  Investor Rights............................................  18
       7.12  Reports....................................................  18
       7.13  Certificate of the Company.................................  19
       7.14  Certificate of JTL.........................................  19
       7.15  Certificate of Investor....................................  19

SECTION 8.   Miscellaneous..............................................  19

       8.1   Termination................................................  19
       8.2   Entire Agreement; Successors and Assigns...................  20
       8.3   Governing Law..............................................  20
       8.4   Counterparts...............................................  20
       8.5   Headings...................................................  20
       8.6   Notices....................................................  20
       8.7   Survival of Representations and Warranties.................  20
       8.8   Amendment of Agreement.....................................  20
       8.9   Expenses...................................................  20
       8.10  Further Assurances.........................................  21

                                   EXHIBITS
                                   --------

Exhibit A -  Certificate of Incorporation

Exhibit B -  Warrant

Exhibit C -  Note

Exhibit D -  Registration Statement

Exhibit E -  Schedule of Exceptions

Exhibit F -  Bylaws

Exhibit G -  Registration Rights Agreement

Exhibit H -  Stockholder Agreement

Exhibit I -  Pledge Agreement

Exhibit J -  Post-Closing Capitalization Table

Exhibit K -  Opinion Letter of Counsel to the Company

Exhibit L -  Opinion Letter of Counsel to JTL

Exhibit M -  Opinion Letter of Counsel to Investor

                         SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is made as of October 27, 1999, by and among eMerge Interactive, Inc., a Delaware corporation (the "Company"), J Technologies, LLC, a South Dakota limited liability company ("JTL"), and Internet Capital Group, Inc., a Delaware corporation (the "Investor"). Each of JTL and the Company is referred to herein as a "Seller" and, collectively, as "Sellers."

                                   Background
                                   ----------

     A. The Board of Directors and stockholders of the Company have adopted and filed with the Secretary of State of the State of Delaware the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit
                                                                         -------
A, which, among other matters, establishes the rights, preferences and
-
privileges of the Company's Series D Preferred Stock, par value $0.01 (the "Series D Preferred"), the Company's Class A Common Stock, par value $0.01 (the "Class A Common Stock") and the Company's Class B Common Stock, par value $0.01 (the "Class B Common Stock").

     B. The Company desires to sell a common stock purchase warrant and shares of Series D Preferred to Investor, and Investor desires to purchase a common stock purchase warrant and shares of Series D Preferred from the Company, on the terms and subject to the conditions set forth in this Agreement.

     C. JTL desires to sell shares of Class A Common Stock to Investor and Investor desires to purchase shares of Class A Common Stock from JTL, on the terms and subject to the conditions set forth in this Agreement.

                                     Terms
                                     -----

     In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                  SECTION 1.

                       Purchase and Sale of Securities.
                       -------------------------------

     1.1  Sale and Issuance of Securities.   At the Closing the Company shall
          -------------------------------
issue to Investor and Investor shall purchase from the Company an aggregate of 4,555,556 shares of Series D Preferred (the "Company Shares") and a warrant in the form attached hereto as Exhibit B (the "Warrant") to purchase 911,111 shares
                            ---------
of such class of the Company's Common Stock, par value $0.01 (the "Common Stock") as is specified in the Warrant. The aggregate purchase price for the

Company Shares and the Warrant shall be forty-one million dollars ($41,000,000) (the "Company Purchase Price"). At the Closing JTL shall sell to Investor and Investor shall purchase from JTL an aggregate of 1,000,000 shares of Class A Common Stock (the "JTL Shares" and together with the Company Shares, the "Shares") free and clear of all liens and encumbrances for an aggregate purchase price of nine million dollars ($9,000,000) (the "JTL Purchase Price" and, together with the Company Purchase Price, the "Purchase Price").

     1.2  Closing.
          -------

          (a) The closing under this Agreement (the "Closing") will take place at 10:00 a.m., local time, on the second business day after all of the conditions to closing identified in Sections 5 and 6 have been satisfied or waived, at the offices of Dechert Price & Rhoads, 1717 Arch Street, 4000 Bell Atlantic Tower, Philadelphia, PA 19103.

          (b) At the Closing, each Seller shall deliver to Investor a certificate evidencing the Shares that Investor is purchasing from such Seller, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, if appropriate, and any other documents that are necessary to transfer to Investor good title to the Shares, free and clear of all liens and encumbrances. At the Closing the Company shall issue and deliver the Warrant to Investor.

          (c) At the Closing, Investor shall deliver the Purchase Price as follows:

               (i) delivery of nine million dollars ($9,000,000) to JTL by wire transfer of immediately available funds to an account designated not less than two business days before the Closing in writing by JTL;

               (ii) delivery of eighteen million dollars ($18,000,000) to the Company by wire transfer of immediately available funds to an account designated not less than two days before the Closing in writing by the Company (the "Cash Payment"), the Cash Payment and the Note delivered in accordance with clause
(iii) below shall be allocated equally among all the Company Shares and the Warrant as payment of the Company Purchase Price; and

               (iii) delivery of a non-negotiable promissory note of Investor in favor of the Company in the aggregate principal amount of twenty-three million dollars ($23,000,000) in the form attached hereto as Exhibit C (the
                                                             ---------
"Note").

          (d) At the Closing, the closing certificates and other documents required to be delivered pursuant to this Agreement shall be exchanged.

                                  SECTION 2.

          Representations and Warranties of the Company to Investor.
          ---------------------------------------------------------

     Except (i) as described in the draft Company registration statement on Form S-1 dated October 27, 1999 attached hereto as Exhibit D (the "Registration
                                              ---------
Statement"), or (ii) as set forth on
the Schedule of Exceptions attached hereto as Exhibit E specifically identifying
                                              ---------
the subparagraph of this Section 2 to which each such exception relates, the Company hereby represents and warrants to Investor as of the date hereof as follows:

     2.1  Organization and Standing; Certificate and Bylaws.  The Company is a
          -------------------------------------------------
corporation duly organized, validly existing under, and by virtue of, the laws of the State of Delaware, and is in good standing under such laws. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on the Company. The Company has furnished Investor with copies of its Certificate and Bylaws, as amended (attached hereto as Exhibit A and Exhibit F,
                                                       ---------     ---------
respectively). Such copies are true, correct and complete and contain all amendments as of the date hereof.

     2.2  Power and Authority.  The Company has all requisite legal and
          -------------------
corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement attached hereto as Exhibit G (the "Registration
                                                 ---------
Rights Agreement"), the Stockholder Agreement attached hereto as Exhibit H (the
                                                                 ---------
"Stockholder Agreement"), the Warrant, the Note and the Pledge Agreement attached hereto as Exhibit I (the "Pledge Agreement and, collectively with the
                   ---------
Stockholder Agreement, the Registration Rights Agreement, the Warrant and the Note, the "Related Agreements"), to sell and issue the Company Shares hereunder, to issue the Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrant (the "Underlying Warrant Stock"), to issue the Class B Common Stock issuable upon conversion of the Company Shares (the "Underlying Common Stock"), to issue the Class A Common Stock issuable upon conversion of the Class B Common Stock underlying the Warrant and the Company Shares (the "Conversion Stock") and to carry out and perform its obligations under the terms of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

     2.3  Subsidiaries.  The Company has no Subsidiaries or affiliated companies
          ------------
and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. As used herein, the term "Subsidiary" shall mean any corporation or other entity more than 50% of the stock or other ownership interest of which (measured by virtue of voting rights) in the aggregate is owned by the Company.

     2.4  Capitalization.  The authorized capital stock of the Company consists
          --------------
of 100,000,000 shares of Common Stock, 92,711,110 of which have been designated as shares of Class A Common Stock, of which 5,616,155 shares are issued and outstanding, and 7,288,890 of which have been designated as shares of Class B Common Stock, none of which are issued and outstanding, and 15,000,000 shares of Preferred Stock, $0.01 par value, 6,500,000, of which have been designated Series A Preferred, and 6,443,606 of which are issued and outstanding, 2,400,000 of which have been designated Series B Preferred, and 2,400,000 of which are issued and outstanding, 1,300,000 of which have been designated Series C Preferred, and 1,100,000 of which are issued and outstanding and 4,555,556 of which have been designated Series D Preferred, and none of which are issued and outstanding. All such issued and outstanding shares, including the JTL Shares, have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities law. The Company has reserved 6,500,000 shares of Class A Common Stock for issuance upon conversion of the Series A Preferred, 2,400,000 shares of Class A Common Stock for issuance upon conversion of the Series B Preferred, 1,300,000 shares of Class A Common Stock for issuance upon conversion of the Series C Preferred, 4,555,556 shares of Class B Common Stock for issuance upon conversion of the Series D Preferred and 911,111 shares of Class A Common Stock and Class B Common Stock for issuance upon exercise of the Warrant. The Company has reserved 1,588,595 shares of its Common Stock for issuance pursuant to exercise of options granted under its 1996 Stock Option Plan (the "1996 Plan"), and 2,000,000 shares of its Class A Common Stock, 1,000,000 of which is subject to Stockholder approval, for issuance pursuant to exercise of options granted under its 1999 Stock Option Plan (the "1999 Plan" and, together with the 1996 Plan, the "Plans"), which are the only stock option, stock purchase or similar incentive or benefit plans currently in effect with respect to the Company. To date, the Company has granted options for an aggregate of 2,478,200 shares of its Class A Common Stock under the Plans, 466,030 of which have expired or been terminated and 113,780 of which have been exercised by the holders thereof to date. The Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate. Except as contemplated herein, there are no outstanding options, warrants, conversion rights, preemptive rights, rights of first refusal, or similar rights currently outstanding to purchase or otherwise acquire from the Company any securities of the Company, nor are there any agreements or understandings with respect thereto. Schedule 2.4(a) sets forth the holders of the Company's outstanding shares of capital stock and options or other rights to purchase stock of the Company and the number of outstanding shares of each class or series of capital stock, options or other rights to purchase stock of the Company held by each such holder. With the exception of the Stockholder Agreement, the Company is not a party or otherwise subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons or entities, which affects or relates to the voting or giving of written consents either by a director of the Company or with respect to any capital stock of the Company. Immediately after the Closing, the fully-diluted capitalization of the Company will be as set forth in Exhibit J.
                        ---------

     2.5  Authorization; Enforceability.   All corporate action on the part of
          -----------------------------
the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company, the authorization, sale, issuance (or reservation for issuance) and delivery of the Shares, the Warrant, the Underlying Warrant Stock, the Underlying Common Stock, and the Conversion Stock and the performance of all of the Company's obligations hereunder and under the Related Agreements has been taken or will be taken prior to Closing. This Agreement constitutes and as of the Closing the Related Agreements will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.

     2.6  Valid Issuance of Securities.  The Company Shares, when issued, sold
          ----------------------------
and delivered in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable and issued in compliance with applicable federal and state securities laws. The

Warrant, when issued, sold and delivered in compliance with the provisions of this Agreement, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms. The Underlying Common Stock, the Underlying Warrant Stock and the Conversion Stock have been duly and validly reserved and, when issued in compliance with the provisions of the Certificate, will be duly and validly issued and will be fully paid and nonassessable and issued in compliance with applicable federal and state securities laws. The Shares, the Warrant, the Underlying Warrant Stock, the Underlying Common Stock and the Conversion Stock will be free and clear of any liens or encumbrances; provided, however, that the Shares, the Warrant, the Underlying Warrant Stock, the Underlying Common Stock and the Conversion Stock may be subject to restrictions on transfer under state and/or federal securities laws. Except as set forth in the Related Agreements, the Shares, the Warrant, the Underlying Warrant Stock, the Underlying Common Stock and the Conversion Stock are convertible are not subject to any preemptive rights, rights of first refusal or restrictions on transfer.

     2.7  Offering.  Subject in part to the accuracy of Investor's
          --------
representations in Section 4, the offer, sale and issuance of the Shares in conformity with the terms of this Agreement (and the issuance of the Warrant, the Underlying Warrant Stock, the Underlying Common Stock and the Conversion Stock) constitute transactions exempt from the registration requirements of
Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and from all applicable state securities or Blue Sky laws.

     2.8  Title to Properties; Liens and Encumbrances.  The Company has good and
          -------------------------------------------
valid title to all of its properties and assets, and is in compliance with the lease of all properties leased by it, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than the lien of current taxes not yet due and payable. The Company is not in default under or in breach of any provision of its leases, and the Company holds valid leasehold interests in the properties which it leases. The Company's properties and assets are in good condition and repair.

     2.9  Intellectual Property.  The Company owns or possesses sufficient legal
          ---------------------
rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs, technical data, proprietary rights, proprietary processes and other information necessary for or used in its business as now conducted and as proposed to be conducted (each such item "Company Intellectual Property") without any conflict with or, to the Company's knowledge, infringement of the rights of others. The Company has not received any communications alleging, nor does the Company have reason to believe, that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity, and to the Company's knowledge, there is no reasonable basis therefor. To the Company's knowledge, none of its employees, agents, consultants or contractors is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such person's or entity's best efforts to promote the interests of the Company, or that would conflict with the Company's business as proposed to be conducted. To the Company's knowledge, there has been no violation or infringement by a third party of any of the Company Intellectual Property. Neither the execution nor the delivery of this Agreement or the Related Agreements, nor the carrying on of the Company's business by the employees, agents, consultants or contractors of the Company, nor the conduct of the Company's business as currently proposed, will conflict with or result in a material breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which the Company or any of such employees, agents, consultants or contractors is now obligated. The Company has no plan to utilize, and does not believe it is or will be necessary to utilize, any inventions of any of its employees (or people it currently intends to hire) made prior to their employment or engagement by the Company.

     2.10 Material Contracts and Other Commitments.
          ----------------------------------------

          (a) Except for the Related Agreements, there are no material agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

          (b) Except for agreements explicitly contemplated by this Agreement or the Related Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of or payments to the Company or any of its Subsidiaries in excess of $100,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any other person or affect the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services.

          (c) The Company has not since December 31, 1998 (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities in excess of $100,000, (iii) made any loans or advances to any person, other than ordinary advances to employees for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the nonexclusive license of software to end-users in the ordinary course of business.

          (d) All the material contracts, agreements and instruments to which the Company is a party are listed on the exhibit index to the Registration Statement and such contracts, agreements and instruments are valid, binding and in full force and effect in all material respects, and are valid, binding and enforceable by the Company in accordance with their respective terms. The Company is not in material default under any contract, and, to the Company's knowledge, no other party to any such contract is in material default.

     2.11 Litigation.  There are (i) no actions, suits, proceedings, or
          ----------
investigations pending or, to the Company's knowledge, threatened against the Company or its properties before any court or governmental agency (nor is there any basis therefor) which are reasonably likely to have a material adverse effect on the Company, and (ii) no actions, suits, proceedings or investigations are pending or, to the Company's knowledge, threatened against it or its employees that may relate to their employment with or conduct on behalf of the Company, or that question the validity of this Agreement, the Related Agreements or any action taken or to be taken in connection herewith or therewith. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company with potential backers of, or investors in, the Company or its proposed business. The Company is not a party or subject to any writ, order, decree, injunction or judgment of any court, governmental agency, or instrumentality (nor, to the Company's knowledge, is there any reasonable basis therefor). There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

     2.12 Taxes.  The Company has timely filed all tax returns and reports
          -----
(federal, state and local) as required by law, and such returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company, and there are no actions, suits, proceedings, investigations or claims now pending against the Company with respect to any tax or assessment or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes as assessments against the Company. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of the Company. The Company has never had any tax deficiency proposed or assessed against it. The Company has never been audited by governmental authorities. The Company has withheld or collected from each payment made by it to each of its employees the amount of all taxes, including, but not limited to, income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

     2.13 Insurance.  The Company has in full force and effect fire, casualty
          ---------
and liability insurance policies with recognized insurers. The Company believes that this insurance is sufficient in amount as of the Closing Date, subject to reasonable deductibles, relative to other companies of similar size in similar industries.

     2.14 Employee Benefit Plans.  The Company does not have any Employee
          ----------------------
Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     2.15 Proprietary Information Agreements.  Each current and former employee,
          ----------------------------------
officer and director of the Company has executed an agreement with the Company regarding confidentiality and proprietary information. To the Company's knowledge, none of its current or former employees, officers or directors is in violation of such agreement. Each current or former consultant to or material vendor of the Company that has had access to the Company's confidential information has executed a written agreement under which, among other things, each such consultant or material vendor is obligated to maintain the confidentiality of the Company's confidential information. To the Company's knowledge, none of its consultants or material vendors are in violation of such agreement.

     2.16 Registration Rights and Voting. Except as provided in the Registration
          ------------------------------
Rights Agreement, the Company is not under any obligation and has not granted any rights to register under the Securities Act any of its currently outstanding securities or any of its securities that may subsequently be issued. To the Company's knowledge, except as contemplated in the Stockholder Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of the Company's securities.

     2.17 Consents.  No consent, approval, qualification or authorization of, or
          --------
registration, designation, declaration or filing with any person, including, any local, state or federal governmental authority, on the part of the Company is required in connection with the valid execution, delivery or performance of this Agreement or the Related Agreements, or the offer, sale or issuance of the Shares, the Warrant, the Underlying Warrant Stock, the Underlying Common Stock and the Conversion Stock, or the consummation of any transaction contemplated hereby, except (i) such filings as have been made prior to the date hereof, (ii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) such additional post-closing filings as may be required to comply with applicable state and federal securities laws, and with applicable general corporation laws of the various states, each of which will be filed with the proper authority by the Company in a timely manner.

     2.18 Environmental and Safety Laws. The Company is not in material
          -----------------------------
violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

     2.19 Related Party Transactions.  No employee, officer, stockholder or
          --------------------------
director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services previously rendered, (ii) as reimbursement for reasonable expenses incurred on behalf of the Company, or (iii) for other standard employee benefits made generally available to all employees (not including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). To the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock representing less than 1% equity ownership in publicly traded companies that may compete with the

Company. To the Company's knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company).

     2.20 Broker's and Finders' Fees.  The Company has not incurred, and will
          --------------------------
not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.21 Compliance with Other Instruments.  The Company is not in violation or
          ---------------------------------
default of any provisions of its Certificate or Bylaws, or of any mortgage, indenture, agreement, instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such material violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business, operations, properties or assets.

     2.22 Financial Statements.  The books of account and related records of the
          --------------------
Company fairly reflect in reasonable detail its assets, liabilities and transactions. The following financial statements (collectively, the "Financial Statements") are included in the Registration Statement: (i) audited statements of income, cash flows and stockholders' equity of the Company for the fiscal years ended December 31, 1996 through 1998, inclusive, and balance sheets of the Company as at each of such dates (it being understood that the balance sheet of the Company as at December 31, 1998 is hereinafter referred to as the "Balance Sheet") and (ii) unaudited statements of income, cash flows and stockholders' equity of the Company for the six-month period ended June 30, 1999 and a balance sheet of the Company as at such date. The Financial Statements: (a) fairly present in all material respects the financial condition, assets and liabilities of the Company as at their respective dates and the results of operations and cash flows for the periods covered thereby and (b) have been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments and the absence of related notes.

     2.23 Permits.  The Company has all material franchises, permits, licenses,
          -------
and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company, and believes it can obtain, without undue burden or expense, any necessary authority for the conduct of its business as currently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

     2.24 Year 2000 Compliance.  The Company's computer systems and software are
          --------------------
and will be, and the products developed, manufactured, sold or licensed by the Company are and will be, able accurately to: (i) process any date rollover,
(ii) process calculations or computations regardless of the dates used in such calculations whether before, on or after January 1, 2000, (iii) accept and respond to two digit year date input in a manner that resolves any ambiguities as to the century to which such two digit year date input relates in an appropriate manner and (iv) store and display date data in a manner that is unambiguous as to the century to which such two digit year date input relates. Based upon a reasonable investigation made by the Company, none of the above-referenced systems, software or products are reasonably expected to malfunction, cease to function, generate incorrect data or provide incorrect results when providing and/or receiving data in connection with any valid date, whether occurring before, on or after January 1, 2000.

     2.25 Employees.  There is no strike, labor dispute or union organization
          ---------
activity pending or, to the Company's knowledge, threatened between the Company and its employees. None of the Company's employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the Company's knowledge, none of its employees is currently in violation of any judgment, decree, order, or agreement relating to the relationship of any such employee with the Company or any other party, due to either (i) the nature of the Company's business as conducted currently or proposed to be conducted, or (ii) the use by the employee of his or her best efforts with respect to the conduct of such business. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement that covers executive officers and directors of the Company. To the Company's knowledge, no officer or key employee intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or key employee. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company, with or without cause.

     2.26 Changes.  Since June 30, 1999, other than immaterial and nonadverse
          -------
changes in the ordinary course of business, there has not been:

          (a) any change in the assets, liabilities, financial condition, or operating results of the Company;

          (b) any damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects, or financial condition of the Company (as such business is currently conducted and as it is currently proposed to be conducted);

          (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company affecting the business, properties, prospects, or financial condition of the Company (as such business is currently conducted and as it is currently proposed to be conducted);

          (e) any entering into or change in the terms of any material contract or arrangement by which the Company or any of its assets or properties is bound or to which the Company or any of such assets or properties is subject;

          (f) any change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

          (g) any sale, assignment, or transfer of any Company Intellectual Property;

          (h) any resignation or termination of employment of any director, officer or key employee of the Company, nor does the Company have any knowledge of the impending resignation or termination of employment of any such person;

          (i) any receipt of notice by the Company that there has been a loss of, or material order cancellation by, any customer of the Company;

          (j) any mortgage, pledge, transfer of a security interest in, or lien created by the Company with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (k) any loans or guarantees made by the Company to or for the benefit of its employees, stockholders, officers, or directors, or any members of their immediate families, other than customary travel advances and other advances made in the ordinary course of its business;

          (l) any declaration, setting aside, or payment of any dividend or other distribution of the Company's assets in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

          (m) to the Company's knowledge after reasonable investigation, any other event or condition of any character that might affect the business, properties, prospects, or financial condition of the Company (as such business is currently conducted and as it is currently proposed to be conducted); or

          (n) any agreement or commitment by the Company to do any of the things described in this Section 2.26.

     2.27 Undisclosed Liabilities.  The Company does not have any material
          -----------------------
liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due except as and to the extent set forth on the most recent balance sheet included in the Registration Statement and the notes thereto.

     2.28 Certain Indebtedness. As of the date hereof, other than interest
          --------------------
accrued after September 30, 1999, the aggregate amount of debt owed to Safeguard by the Company is $10,147,979 and the aggregate amount of debt owed to XL Vision by the Company is $5,757,978.

     2.29 Corporate Documents.  The Certificate and Bylaws of the Company are in
          -------------------
the forms attached hereto as Exhibits A and F, respectively.  The copy of the
                             ----------     -
minute books of the Company provided to counsel to Investor contains minutes of all meetings of the Board of Directors and stockholders and all actions by written consent without a meeting by the Board of Directors and stockholders since the date of the Company's incorporation, and accurately reflects all actions by the Board of Directors (and any committee thereof) and stockholders with respect to all transactions referred to in such minutes in all material respects. Neither the stockholders nor the Board of Directors of the Company have taken any action relating to the merger, consolidation, sale of assets or business, liquidation, dissolution or any other reorganization of the Company.

     2.30 Disclosure.  The Company has provided Investor with all access to of
          ----------
the information which Investor has requested in connection with the execution of this Agreement and the purchase of the Shares and the Warrant. No representation or warranty of the Company contained in this Agreement, the Related Agreements or any certificate or document furnished or to be furnished to Investor prior to or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Registration Statement does not contain any untrue statement of a material fact and does not omit to state a material fact necessary in order to make the statements contained therein not misleading.

                                  SECTION 3.

              Representations and Warranties of JTL to Investor.
              -------------------------------------------------

     JTL hereby represents and warrants to Investor as of the date hereof as follows:

     3.1  Power and Authority.   JTL has all requisite legal power and authority
          -------------------
to execute and deliver this Agreement, to sell the JTL Shares and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby.

     3.2  Capitalization.   JTL is the sole record and beneficial owner of the
          --------------
shares of Class A Common Stock set forth opposite its name on Schedule 2.4, free and clear of any lien, security interest, restriction, encumbrance or claim.

     3.3  Authorization; Enforceability.   All action on the part of JTL and its
          -----------------------------
officers and members necessary for the authorization, execution, delivery and performance of this Agreement by JTL, the sale and delivery of the JTL Shares by JTL and the performance of all of JTL's obligations hereunder has been taken. This Agreement constitutes the valid and legally binding obligation of JTL, enforceable in accordance with its terms.

     3.4  Accuracy of Representations and Warranties.  To JTL's actual
          ------------------------------------------
knowledge, which need not be based on any inquiry, the representations and warranties of the Company contained in this Agreement are true and accurate in all respects.

     3.5  Broker's and Finders' Fees.  No broker, investment banker or other
          --------------------------
person is entitled to any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby based on arrangements made by JTL.

     3.6  Organization and Standing.   JTL is a limited liability company duly
          -------------------------
organized, validly existing under, and by virtue of, the laws of the State of South Dakota, and is in good standing under such laws. The Company has all requisite power and authority to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted.

                                  SECTION 4.

                  Representations and Warranties of Investor.
                  ------------------------------------------

     Investor represents and warrants to Sellers as follows:

     4.1  Investment Experience.  Investor has substantial experience in
          ---------------------
evaluating and investing in private placement transactions of securities in companies similar to the Company such that Investor is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Investor is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

     4.2  Investment.  Investor is acquiring the Shares and the Warrant for
          ----------
investment for Investor's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

     4.3  Rule 144.  Investor acknowledges that the Shares, the Warrant, the
          --------
Underlying Warrant Stock, the Underlying Common Stock and the Conversion Stock must be held indefinitely unless registered under the Securities Act or unless an exemption from such registration is available. Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

     4.4  Access to Information.  Investor's officers and agents have had an
          ---------------------
opportunity to discuss the Company's management, prospects, business plan and financial condition with the Company's management.

     4.5  Authorization; Enforceability.  Investor has all requisite legal and
          -----------------------------
corporate power and authority to execute and deliver this Agreement and the Related Agreements and to carry out and perform its obligations under the terms of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. This Agreement constitutes and as of the Closing each of the Related Agreements will constitute a valid and legally binding obligation of such Investor, enforceable in accordance with its terms.

     4.6  Broker's and Finders' Fees.  No broker, investment banker or other
          --------------------------
person is entitled to any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby based on arrangements made by Investor.

     4.7  Non-Limitation.  The foregoing representations and warranties,
          --------------
however, do not limit or modify the representations and warranties in Section 2 or Section 3 of this Agreement or the right of Investor to rely thereon.

     4.8  Legends.  It is understood that each certificate representing the
          -------
Shares, the Warrant, the Underlying Warrant Stock, the Underlying Common Stock and the Conversion Stock shall bear the following legend or a substantially similar legend:

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS HAVING BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

     "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES AND THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

     4.9  Residence.  The office of Investor in which its investment decision
          ---------
was made is located at the address set forth on the signature page to this Agreement.

                                  SECTION 5.

               Conditions of Investor's Obligations at Closing.
               -----------------------------------------------

     The obligations of Investor under Section 1 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Investor:

     5.1  Opinion of the Company's Counsel.  There shall have been delivered to
          --------------------------------
Investor an opinion of Morgan Lewis & Bockius, counsel to the Company, in substantially the form attached hereto as Exhibit K.
                                          ---------

     5.2  Registration Rights Agreement.  The Company shall have executed and
          -----------------------------
delivered the Registration Rights Agreement.

     5.3  Stockholder Agreement.  The Company shall have executed and delivered
          ---------------------
the Stockholder Agreement.

     5.4  HSR Approvals.  Any applicable waiting period (and any extension
          -------------
thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     5.5  Opinion of JTL's Counsel.  There shall have been delivered to Investor
          ------------------------
an opinion of Morris & Titus, counsel to JTL, in substantially the form attached hereto as Exhibit L.
          ---------

                                  SECTION 6.

                Conditions of Sellers' Obligations at Closing.
                 ---------------------------------------------

     The obligations of the Company under Section 1 of this Agreement are subject to the fulfillment at or before Closing of each of the following conditions, any of which may be waived in writing by the Company. The obligations of JTL under Section 1 of this Agreement are subject to the fulfillment at or before Closing of the condition set forth in Section 6.3, which may be waived in writing by JTL.

     6.1  Note.  Investor shall have executed and delivered the Note.
          ----

     6.2  Pledge Agreement.  Investor shall have executed and delivered the
          ----------------
Pledge Agreement.

     6.3  HSR Approvals.   Any applicable waiting period (and any extension
          -------------
thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     6.4  Registration Rights Agreement.   Investor shall have executed and
          -----------------------------
delivered the Registration Rights Agreement.

     6.5  Stockholder Agreement.   Investor shall have executed and delivered
          ---------------------
the Stockholder Agreement.

     6.6  Opinion of Investor's Counsel.   There shall have been delivered to
          ------------------------------
the Company an opinion of Dechert Price & Rhoads, in substantially the form attached hereto as Exhibit M.
                   ---------

                                  SECTION 7.

                              Certain Covenants.
                              ------------------

     7.1  Conduct Pending Closing.  Each of the parties shall use its respective
          -----------------------
best efforts to cause all of the conditions to its obligation to close to be satisfied on or prior to the Closing. The Company shall use its best efforts to conduct the business of the Company in the ordinary course consistent with past practice and in such a manner that at the Closing the representations and warranties of the Company contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. Each Seller will promptly notify Investor in writing of any event or fact which represents or is likely to cause a breach of any of its representations, warranties, covenants or agreements. The Company shall promptly advise Investor in writing of the occurrence of any condition or development of a nature that is or may be materially adverse to the business, properties, operations, prospects, condition (financial or otherwise), assets or liabilities of its business.

     7.2  Approvals.
          ---------

          (a) Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction, including under the HSR Act, to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its best efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

          (b) Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental body regarding any of the transactions contemplated hereby. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such governmental body with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     7.3  Registration of Securities.  The Company intends to file the
          --------------------------
Registration Statement with the Securities and Exchange Commission and to effect an underwritten public offering of its Class A Common Stock as soon as practicable after the date hereof; provided, however, that the Company will not proceed with such public offering in the event that its Board of Directors (in its sole discretion) determines that existing market conditions make such offer inadvisable. The Company shall promptly provide Investor with a true and complete copy of the registration statement on Form S-1 filed with the Securities and Exchange Commission and all supplements and amendments thereto.

     7.4  Indemnification By Sellers.  Each Seller hereby agrees to indemnify,
          --------------------------
defend and hold harmless Investor from and against any loss, liability, claim, obligation, damage, deficiency, costs and expenses, fines or penalties (including without limitation reasonable attorney fees and other defense costs or other response actions) of or to Investor (a) arising out of or resulting from any misrepresentation or breach of representation or warranty of such Seller contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Investor pursuant hereto or in connection with the transactions contemplated hereby and (b) arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of such Seller contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Investor pursuant hereto or in connection with the transactions contemplated hereby.

     7.5  Indemnification by Investor.  Investor hereby agrees to indemnify and
          ---------------------------
hold harmless Sellers from and against any loss, liability, claim, obligation, damage, deficiency, costs and expenses, fines or penalties (including without limitation reasonable attorney fees and other defense costs or other response actions) of or to Sellers (a) arising out of or resulting from any misrepresentation or breach of representation or warranty of Investor contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Sellers pursuant hereto or in connection with the transactions contemplated hereby and (b) arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of Investor contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Sellers pursuant hereto or in connection with the transactions contemplated hereby.

     7.6  Securities Laws Compliance.  The Company shall make in a timely manner
          --------------------------
any filings required by applicable federal or state securities or Blue Sky laws, or those of any other applicable jurisdiction.

     7.7  Proprietary Information Agreements.  The Company shall require all
          ----------------------------------
future officers, directors, employees and consultants of the Company and its Subsidiaries to execute and deliver an agreement which provides protection from misappropriation or assignment of the Company Intellectual Property.

     7.8  Reservation of Shares.  For so long as Investor shall have any right
          ---------------------
to receive the Underlying Common Stock upon conversion of the Company Shares, the Company shall reserve and keep available out of its authorized but unissued Class B Common Stock the full number of shares of Underlying Common Stock deliverable upon conversion of all the then outstanding Company Shares and shall, at its own expense, take all such actions and obtain such permits and orders as may be necessary to enable the Company lawfully to issue such Underlying Common Stock upon conversion of the Company Shares. For so long as the Warrant is outstanding, the Company shall reserve and keep available out of its authorized but unissued Class A Common Stock and Series B Common Stock the full number of shares of Underlying Warrant Stock deliverable upon execution of the Warrant and shall, at its own expense, take all such actions and obtain such permits and orders as may be necessary to enable the Company lawfully to issue such Underlying Warrant Stock upon exercise of the Warrant. For so long as any of the Underlying Common Stock, the Warrant and the Underlying Warrant Stock is outstanding, the Company shall reserve and keep available out of its authorized but unissued Class A Common Stock the full number of shares of Class A Common Stock deliverable upon conversion of all shares of Underlying Common Stock and Underlying Warrant Stock and shall, at its own expense, take all such actions and obtain such permits and orders as may be necessary to enable the Company lawfully to issue such Class A Common Stock upon conversion of Underlying Common Stock and the Underlying Warrant Stock.

     7.9  Books and Records.  The Company shall maintain complete and accurate
          -----------------
records and books of account in which entries shall be made in accordance with generally accepted accounting principles consistently applied, reflecting all transactions of the Company and its Subsidiaries, if any.

     7.10 Use of Proceeds.  The Company agrees that, prior to a Public Offering,
          ---------------
it will not reduce its outstanding indebtedness by more than $4,500,000 and it will not make any payments in excess of $1,000,000 in the aggregate with respect to indebtedness incurred after the date hereof.

     7.11 Investor Rights.   Until the consummation of a Public Offering, the
          ---------------
Company shall permit Investor at Investor's expense to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Investor; provided, however, that the Company shall not be obligated pursuant to this section to provide access to any information that it reasonably considers to be a trade secret or similar confidential information. For purposes of this Agreement, the term "Public Offering" means the effectiveness of a registration statement filed by the Company pursuant to the Securities Act (other than on Form S-4 or S-8 on any successor forms thereto) covering the offer and sale of Class A Common Stock in an underwritten public offering on a firm commitment basis in which the gross proceeds of the offering will equal or exceed $10,000,000 (calculated before deducting underwriters' discounts and commissions and other offering expenses), and in which the public offering price per share of Class A Common Stock (calculated before deducting underwriters' discounts and commissions) results in a valuation of the total number of outstanding shares of capital stock of the Company immediately prior to the closing of the public offering of at least $30,000,000.

     7.12 Reports.   Until the consummation of a Public Offering, the Company
          -------
will provide Investor the following reports:

          (a)  Annual Reports.  As soon as practicable after the end of each
               --------------
fiscal year, and in any event within seventy-five (75) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, stockholders' equity and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited (without qualification as to scope) by independent auditors of national standing selected by the Company.

          (b)  Monthly and Quarterly Reports.  As soon as practicable after the
               -----------------------------
end of each month and fiscal quarter, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such period, consolidated statements of income, consolidated statements of changes in financial condition, a consolidated statement of cash flow of the Company and its subsidiaries and a statement of stockholders' equity for such period and for the current fiscal year to date, and setting forth in each case in comparative form the figures for corresponding periods in the previous fiscal year, and setting forth in comparative form the budgeted figures, prepared in accordance with generally accepted accounting principles (other than for accompanying notes), subject to changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company.

          (c)  Annual Budget.  As soon as practicable, but in any event thirty
               -------------
(30) days prior to the end of each fiscal year, a projected operating budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

     7.13 Certificate of the Company.  At the Closing, the Company shall deliver
          --------------------------
to Investor a certificate dated as of the date of the Closing, stating that (a) the representations and warranties of the Company contained in Section 2 are true on and as of the Closing with the same effect as if made on and as of the Closing and (b) the Company has performed or fulfilled all agreements, obligations and conditions contained in this Agreement required to be performed or fulfilled by the Company before Closing.

     7.14 Certificate of JTL.  At the Closing, JTL shall deliver to Investor,
          ------------------
which delivery may be by facsimile, a certificate dated as of the date of the Closing, stating that (a) the representations and warranties of JTL contained in
Section 3 are true on and as of the Closing with the same effect as if made on and as of the Closing and (b) JTL has performed or fulfilled all agreements, obligations and conditions contained in this Agreement required to be performed or fulfilled by JTL before Closing.

     7.15 Certificate of Investor.  At the Closing, Investor shall deliver to
          -----------------------
Sellers a certificate dated as of the date of the Closing, stating that (a) the representations and warranties of Investor contained in Section 4 are true on and as of the Closing with the same effect as if made on and as of the Closing and (b) Investor has performed or fulfilled all agreements, obligations and conditions contained in this Agreement required to be performed or fulfilled by Investor before Closing.

                                  SECTION 8.

                                Miscellaneous.
                                -------------

     8.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
Closing: (a) by mutual consent of Sellers and Investor and (b) by Investor or the Company if the Closing shall not have occurred prior to December 31, 1999; provided, that Investor or the Company may terminate
--------
this Agreement pursuant to this clause (b) only if the Closing shall not have occurred by such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth herein. In the event of termination of this Agreement by either Investor or the Company, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Sellers or Investor, other than the obligation to indemnify the other party pursuant to the terms of this Agreement for liabilities arising from a breach of this Agreement prior to such termination.

     8.2  Entire Agreement; Successors and Assigns.  This Agreement and the
          ----------------------------------------
exhibits hereto constitute the entire agreement between Sellers and Investor relative to the subject matter hereof. Any previous agreement between Investor and Sellers is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

     8.3  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and wholly to be performed within the Commonwealth of Pennsylvania by Pennsylvania residents.

     8.4  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     8.5  Headings.  The headings of the Sections of this Agreement are for
          --------
convenience and shall not by themselves determine the interpretation of this Agreement.

     8.6  Notices.  Any notice required or permitted hereunder shall be given in
          -------
writing and shall be conclusively deemed effectively given upon personal delivery, or delivery by overnight courier, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed
(i) if to the Company, as set forth below the Company's name on the signature page of this Agreement, (ii) if to JTL, as set forth below JTL's name on the signature page of this Agreement, and (iii) if to Investor, as set forth below Investor's name on the signature page of this Agreement, or at such other address as the Company, JTL or Investor may designate by ten (10) days' advance written notice to the other parties.

     8.7  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. Sellers acknowledge that their representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Investor or its representatives prior to Closing or any knowledge of Investor.

     8.8  Amendment of Agreement.  No provision of this Agreement may be amended
          ----------------------
except by a written instrument signed by the parties.

     8.9  Expenses.  Each party will pay its own costs and expenses incurred in
          --------
connection with this Agreement and the transactions contemplated hereby; provided, however, that all filing fees under the HSR Act shall be divided equally between the Company and Investor.

     8.10 Further Assurances.  Each party shall cooperate and take such action
          ------------------
as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

                                    EMERGE INTERACTIVE, INC.
                                    a Delaware corporation

                                    By: /s/ Charles L. Abraham
                                       --------------------------
                                    Name: Charles L. Abraham
                                         ------------------------
                                    Title: CEO
                                          -----------------------

                                       Address: 10315 102/nd/ Terrace
                                                Sebastian, FL 32958


                                    J TECHNOLOGIES, LLC

                                    By: /s/ John R. Johanns Jr.
                                       --------------------------
                                    Name: John R. Johanns Jr.
                                         ------------------------
                                    Title: Authorized Member
                                          -----------------------

                                       Address: 940 Quail Hollow
                                                Dakota Dunes, SD 57049

                                    INTERNET CAPITAL GROUP, INC.
                                    a Delaware corporation

                                    By: /s/ Henry N. Nassau
                                        -------------------------
                                    Name: Henry N. Nassau
                                          -----------------------
                                    Title: Managing Director
                                           ----------------------

                                       Address: 800 The Safeguard Building
                                                435 Devon Park Drive
                                                Wayne, PA 19087

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